Exhibit 99.1
The First Bancorp Announces First Quarter Results
2024 Q1 Results Driven by Loan Growth and Strong Asset Quality
FIRST QUARTER 2024 FINANCIAL HIGHLIGHTS
•Total assets were $2.98 billion, an increase of $31.5 million for the period
•Very strong asset quality with a ratio of Non-Performing Assets to Total Assets of 0.09%
•Loan balances grew at an annualized rate of 8.4% to $2.17 billion
•Total deposits decreased $50.7 million to $2.55 billion, in-line with seasonal expectations
•Net Income was $6.0 million
•A quarterly shareholder dividend of $0.35 per share was declared.

DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the three months ended March 31, 2024. Unaudited net income for the period was $6.0 million as compared to net income of $8.0 million for the quarter ended March 31, 2023, and net income of $6.7 million for the prior quarter ended December 31, 2023. Diluted earnings per share were $0.54, $0.72 and $0.60 for those same periods, respectively.

CEO COMMENTS
"The first quarter of 2024 was in many ways a continuation of the primary themes and challenges we saw throughout 2023," commented Tony C. McKim, the Company's President and Chief Executive Officer. "We responsibly grew our balance sheet, and enjoyed strong asset quality, capital, and liquidity positions, while higher funding costs negatively impacted our bottom line.
"First National Bank originated $127 million in new loans during the first quarter of 2024, resulting in net growth for the period of $44.3 million. Activity was spread throughout the portfolio, led by commercial real estate, commercial & industrial, and multifamily lending. Loan pipelines remain steady and we continue to see qualified, relationship-oriented opportunities within our footprint. Our lending process is disciplined, focused upon making loans to quality borrowers at interest rates and terms that reflect the current market."

Mr. McKim continued, "Asset quality continues to be excellent. The ratio of non-performing loans to total loans was 0.12% as of March 31, 2024, while the ratio of non-performing assets to total assets was just 0.09%, both measures being very much in line with outcomes over the past year. The level of past due loans was very low, at 0.09% of total loans. Our loan portfolio is well diversified with CRE positions comfortably below regulatory guidance limits, and very limited exposure in sectors frequently mentioned as potential problems, such as office space.
"Our first quarter earnings continue to reflect the challenges brought about by an extended period of yield curve inversion. Intense competition for deposits, both locally and in national markets, again increased our funding costs and further tightened our net interest margin. Net interest income fell 6.1% from the last quarter, leading to a 9.9% decrease in net income period-to-period."
Mr. McKim concluded, "First National Bank will observe its 160th anniversary in 2024. We are proud of our long tradition of serving customers and supporting communities throughout our footprint, and believe we are well positioned to carry on that tradition for many years to come."
FINANCIAL CONDITION
Total assets at March 31, 2024, were $2.98 billion, up $31.5 million in the first quarter and up $166.4 million from a year ago. Earning assets increased $33.1 million during the quarter comprised primarily of an increase in loans of $44.3 million and a decrease in investment balances of $10.8 million. As compared to March 31, 2023, earning assets have increased by $167.6 million centered in loan growth of $190.9 million, and a decrease in investment balances of $24.1 million.
Loan growth in the first quarter was led by commercial credit. Commercial real estate balances increased $19.3 million, multifamily loan balances increased $7.9 million, and commercial and industrial balances increased $6.8 million. Growth was also present in municipal and residential lending, up $3.3 million and $5.7 million, respectively, in the quarter.
Total deposits at March 31, 2024 were $2.55 billion, down $50.7 million during the period, and up $82.3 million or 3.3% from March 31, 2023. The first quarter balance change was in line with management's estimates based on seasonal deposit patterns. Low-cost deposit categories led the quarterly change, collectively down $61.7 million, while Money Market balances grew by $15.9 million. Borrowings increased $85.1 million during the period to $154.8 million, including a $61.9 million increase in FHLB advances, and a $25.0 million advance under the Bank Term Funding Program, both at rates more favorable than other funding alternatives. Uninsured deposits as of March 31, 2024, were estimated at 15% of total deposits, and 82% of uninsured deposits were fully collateralized. Available day-one liquidity was $592 million, sufficient to cover 155% of estimated uninsured deposits.
The Company’s regulatory capital position remained strong as of March 31, 2024, with an estimated total risk-based capital ratio of 13.64%, as compared to the total capital ratios of 13.66% as of December 31, 2023, and 13.72% as of March 31, 2023. The Company's leverage capital ratio was an estimated 8.67% as of March 31, 2024, as compared to the 8.61% and 8.75% reported as of December 31, 2023, and as of March 31, 2023, respectively. The Company's tangible book value per share was $19.03 as of March 31, 2024, down modestly from $19.12 at December 31, 2023, the decrease resulting from an increase in unrealized losses on available-for-sale securities during the period. Similarly, the Tangible Common Equity ratio was 7.19% as of March 31, 2024, down from 7.28% as of December 31, 2023.
ASSET QUALITY & PROVISION FOR CREDIT LOSSES
Asset quality continues to be very strong. As of March 31, 2024, the ratio of non-performing assets to total assets was 0.09%, up slightly from 0.07% as of December 31, 2023, and 0.06% as of March 31, 2023. Recoveries in the first quarter of prior period loan charge-offs outpaced current period charge-offs, resulting in a net addition to the allowance for credit losses on loans. Past due loans remain low at 0.09% of total loans as of March 31, 2024, a decrease from the ratios of 0.18% and 0.10% of total loans as of December 31, 2023 and March 31, 2023, respectively.
A provision for credit losses on loans of $99,000 was recorded in the first quarter of 2024, compared with provision expense of $911,000 in the fourth quarter of 2023 and $550,000 for the first quarter of 2023. The effects of improved economic projections and strong asset quality offset the effects of loan growth and other factors in the first quarter model, resulting in lower provision expense for the current period as compared to the prior periods. The Allowance for Credit Losses (ACL) on Loans stood at 1.11% of total loans as of March 31, 2024, as compared to an ACL of 1.13% and 1.18% of total loans as of December 31, 2023, and March 31, 2023, respectively.
OPERATING RESULTS - First Quarter of 2024 vs. Fourth Quarter of 2023
Net Income for the three months ended March 31, 2024, was $6.0 million, a decrease of $659,000 or 9.9% from the three months ended December 31, 2023. The Company’s Return on Average Assets was 0.82% for the quarter compared to 0.90%. The first quarter 2024 Pre-Tax, Pre-Provision Return on Average Assets was 0.92%, compared to 1.18% in the prior quarter. Return on Average Tangible Common Equity was 11.36% for the period, compared to 13.08%. The

Company's Efficiency Ratio (non-GAAP) was 61.15% in the first quarter of 2024, up from 54.08% in the fourth quarter of 2023.
Contributing factors to the Company’s operating results in the three months ended March 31, 2024, included:
•Net interest income was $14.9 million, a decrease of $973,000 or 6.1% from the fourth quarter of 2023.
◦Net interest margin was 2.22%, down from 2.34%
◦The average tax equivalent yield on earning assets increased from 5.02% to 5.09%
◦The average cost of total liabilities increased from 3.17% to 3.35%
•Non-interest income was $3.6 million, a decrease of $467,000 most of which is attributable to debit card program incentives earned in the prior quarter.
•Non-interest expense totaled $11.8 million, an increase of 5.1% focused in employee salaries and benefits.
DIVIDEND
On March 28, 2024, the Company's Board of Directors declared a first quarter dividend of $0.35 per share. The dividend will be paid on April 19, 2024, to shareholders of record as of April 9, 2024.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.95 billion in assets. The Bank provides a complete array of commercial and retail banking services through eighteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	March 31, 2024	December 31, 2023	March 31, 2023
Assets
Cash and due from banks	$23,875	$31,942	$27,458
Interest-bearing deposits in other banks	2,911	3,488	2,773
Securities available-for-sale	274,451	282,053	288,242
Securities held-to-maturity	379,453	385,235	391,845
Restricted equity securities, at cost	5,933	3,385	3,874
Loans	2,173,746	2,129,454	1,982,847
Less allowance for credit losses	24,207	24,030	23,458
Net loans	2,149,539	2,105,424	1,959,389
Accrued interest receivable	15,970	11,894	12,142
Premises and equipment	28,435	28,684	28,286
Goodwill	30,646	30,646	30,646
Other assets	66,957	63,947	67,165
Total assets	$2,978,170	$2,946,698	$2,811,820
Liabilities
Demand deposits	$262,652	$289,104	$293,123
NOW deposits	618,554	634,543	623,523
Money market deposits	321,822	305,931	194,183
Savings deposits	280,533	299,837	346,205
Certificates of deposit	655,576	646,818	592,052
Certificates $100,000 to $250,000	244,148	251,192	278,151
Certificates $250,000 and over	165,703	172,237	139,464
Total deposits	2,548,988	2,599,662	2,466,701
Borrowed funds	154,779	69,652	83,881
Other liabilities	31,779	34,305	32,777
Total Liabilities	2,735,546	2,703,619	2,583,359
Shareholders' equity
Common stock	111	111	111
Additional paid-in capital	70,506	70,071	68,830
Retained earnings	213,839	211,925	202,036
Net unrealized loss on securities available-for-sale	(42,816)	(39,575)	(40,537)
Net unrealized loss on securities transferred from available-for-sale to held-to-maturity	(54)	(56)	(60)
Net unrealized gain (loss) on cash flow hedging derivative instruments	735	300	(2,192)
Net unrealized gain on postretirement costs	303	303	273
Total shareholders' equity	242,624	243,079	228,461
Total liabilities & shareholders' equity	$2,978,170	$2,946,698	$2,811,820
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	11,130,933	11,098,057	11,074,182
Book value per common share	$21.80	$21.90	$20.63
Tangible book value per common share	$19.03	$19.12	$17.84

The First Bancorp
Consolidated Statements of Income (Unaudited)

In thousands of dollars, except per share data	For the quarter ended
	March 31, 2024	December 31, 2023	March 31, 2023
Interest income
Interest and fees on loans	$30,204	$29,414	$24,125
Interest on deposits with other banks	78	217	40
Interest and dividends on investments	4,706	5,191	4,749
Total interest income	34,988	34,822	28,914
Interest expense
Interest on deposits	19,177	18,620	10,917
Interest on borrowed funds	931	349	522
Total interest expense	20,108	18,969	11,439
Net interest income	14,880	15,853	17,475
Provision (reduction) for credit losses	(513)	683	550
Net interest income after provision for credit losses	15,393	15,170	16,925
Non-interest income
Investment management and fiduciary income	1,188	1,139	1,146
Service charges on deposit accounts	499	488	437
Mortgage origination and servicing income	130	202	192
Debit card income	1,186	1,541	1,185
Other operating income	637	737	609
Total non-interest income	3,640	4,107	3,569
Non-interest expense
Salaries and employee benefits	6,057	5,522	5,720
Occupancy expense	866	825	868
Furniture and equipment expense	1,389	1,382	1,303
FDIC insurance premiums	564	533	344
Amortization of identified intangibles	7	6	7
Other operating expense	2,878	2,919	2,608
Total non-interest expense	11,761	11,187	10,850
Income before income taxes	7,272	8,091	9,644
Applicable income taxes	1,251	1,411	1,673
Net Income	$6,021	$6,680	$7,971
Basic earnings per share	$0.55	$0.61	$0.73
Diluted earnings per share	$0.54	$0.60	$0.72

The First Bancorp
Selected Financial Data (Unaudited)

Dollars in thousands, except for per share amounts	As of and for the quarter ended
	March 31, 2024	December 31, 2023	March 31, 2023

Summary of Operations
Interest Income	$34,988	$34,822	$28,914
Interest Expense	20,108	18,969	11,439
Net Interest Income	14,880	15,853	17,475
Provision (reduction) for Credit Losses	(513)	683	550
Non-Interest Income	3,640	4,107	3,569
Non-Interest Expense	11,761	11,186	10,850
Net Income	6,021	6,680	7,971
Per Common Share Data
Basic Earnings per Share	$0.55	$0.61	$0.73
Diluted Earnings per Share	0.54	0.60	0.72
Cash Dividends Declared	0.35	0.35	0.34
Book Value per Common Share	21.80	21.90	20.63
Tangible Book Value per Common Share	19.03	19.12	17.84
Market Value	24.64	28.22	25.89
Financial Ratios
Return on Average Equity[1]	9.92%	11.35%	13.61%
Return on Average Tangible Common Equity[1]	11.36%	13.08%	15.64%
Return on Average Assets[1]	0.82%	0.90%	1.16%
Average Equity to Average Assets	8.26%	7.92%	8.56%
Average Tangible Equity to Average Assets	7.22%	6.87%	7.45%
Net Interest Margin Tax-Equivalent[1]	2.22%	2.34%	2.78%
Dividend Payout Ratio	63.64%	57.38%	46.58%
Allowance for Credit Losses/Total Loans	1.11%	1.13%	1.18%
Non-Performing Loans to Total Loans	0.12%	0.10%	0.09%
Non-Performing Assets to Total Assets	0.09%	0.07%	0.06%
Efficiency Ratio	61.15%	54.08%	49.98%
At Period End
Total Assets	$2,978,170	$2,946,698	$2,811,820
Total Loans	2,173,746	2,129,454	1,982,847
Total Investment Securities	659,837	670,673	683,961
Total Deposits	2,548,988	2,599,662	2,466,701
Total Shareholders' Equity	242,624	243,079	228,461
[1]Annualized using a 366-day basis for 2024 and a 365-day basis for 2023.

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2024 and 2023.

	For the quarters ended
In thousands of dollars	March 31, 2024	December 31, 2023	March 31, 2023
Net interest income as presented	$14,880	$15,853	$17,475
Effect of tax-exempt income	669	$679	620
Net interest income, tax equivalent	$15,549	$16,532	$18,095
The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-

equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the quarters ended
In thousands of dollars	March 31, 2024	December 31, 2023	March 31, 2023
Non-interest expense, as presented	$11,761	$11,187	$10,850
Net interest income, as presented	14,880	15,853	17,475
Effect of tax-exempt interest income	669	679	620
Non-interest income, as presented	3,640	4,107	3,569
Effect of non-interest tax-exempt income	45	45	44
Adjusted net interest income plus non-interest income	$19,234	$20,684	$21,708
Non-GAAP efficiency ratio	61.15%	54.08%	49.98%
GAAP efficiency ratio	63.50%	56.05%	51.56%
The Company presents certain information based upon tangible common equity instead of total shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. GAAP:

	For the quarters ended
In thousands of dollars	March 31, 2024	December 31, 2023	March 31, 2023
Average shareholders' equity as presented	$244,083	$233,405	$237,518
Less intangible assets	(30,827)	(30,853)	(30,853)
Tangible average shareholders' equity	$213,256	$202,552	$206,665
To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of PTPP Net Income is presented. The following table provides a reconciliation to Net Income:

	For the quarters ended
In thousands of dollars	March 31, 2024	December 31, 2023	March 31, 2023
Net Income, as presented	$6,021	$6,680	$7,971
Add: provision (reduction) for credit losses	(513)	683	550
Add: income taxes	1,251	1,411	1,673
Pre-Tax, pre-provision net income	$6,759	$8,774	$10,194

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Earnings
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com